Exhibit 99.1

FOR IMMEDIATE RELEASE

AUGUST 6, 2010

Contact:	Meggan Stall, Public Relations Specialist
Phone: (214) 721-9487
Meggan.Stall@CrosstexEnergy.com

CROSSTEX ENERGY REPORTS SECOND-QUARTER 2010 RESULTS

Provides Updated Distribution and Dividend Guidance

DALLAS, August 6, 2010 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) today reported earnings for the second-quarter 2010.

Second-Quarter 2010 — Crosstex Energy, L.P. Financial Results

The Partnership realized adjusted EBITDA of $45.2 million and distributable cash flow of $22.8 million for the second quarter of 2010, compared with adjusted EBITDA of $40.4 million and distributable cash flow of $13.2 million for the second quarter of 2009.  Adjusted EBITDA and distributable cash flow are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of these non-GAAP measures to net loss in the tables at the end of this news release.

The Partnership’s net loss of $2.5 million for the second quarter of 2010 was a $7.8 million improvement over the $10.3 million net loss for the second quarter of 2009.  The net loss for the second quarter of 2009 included income of $4.6 million from discontinued operations.

“The results from the second quarter are strong and we continue to grow the business around our core assets,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “Based on the great results to date and our outlook for the remainder of the year, we are updating our distribution guidance to advise that we anticipate restoring our distributions and dividends at the end of the third quarter — a quarter earlier than our original plan. Restoring the distribution is the last step of our recovery and repositions Crosstex for the future.”

The Partnership’s second-quarter 2010 gross margin of $84.0 million increased $4.9 million, or six percent, over the second quarter of 2009. The overall increase was primarily due to the continuation of a favorable gas processing environment, an improved fee structure and increased activity in the natural gas liquids (NGL) marketing business and growth on our gathering and transmission systems.

-more-

The Partnership now reports results on the following business segments: the natural gas gathering, processing and transmission operations located in north Texas (NTX); the pipelines and processing plants located in Louisiana (LIG); and processing and NGL assets in southern Louisiana (PNGL). Gas and NGL marketing activities primarily are associated with the PNGL segment where they are included for segment reporting purposes. Operating activity for assets sold in the comparative periods that were not considered discontinued operations is shown in the corporate segment. The business segments’ contributions to the second-quarter 2010 margin increase compared to the second-quarter 2009, and the factors affecting those contributions, are described below:

•                  The NTX segment’s gross margin declined by $1.6 million, primarily the result of lower gathering volumes for the second quarter of 2010 due to the renegotiation of a key producer contract, which reduced gathering volumes and increased transmission volumes, as well as certain producers’ decisions to direct low-margin volumes elsewhere. The recently announced expansions and additions of supply to the Partnership’s north Texas gathering system should increase volumes significantly in 2011.

•                  The LIG segment’s gross margin rose $5.1 million. The increase was primarily due to growth in firm transport margin and volumes on the northern part of the system, which more than offset the impact of reduced arbitrage volumes during the past year.

•                  The PNGL segment’s gross margin increased by $2.6 million due to improved NGL marketing activity and higher plant inlet volumes.

•                  The corporate segment’s gross margin, which included the 2009 margins for assets that were sold and not considered discontinued operations, decreased by $1.2 million due to the sale of the Arkoma and east Texas assets.

The Partnership’s operating expenses for the second quarter of 2010 declined $2.4 million, or nine percent, compared with the second quarter of 2009, and general and administrative expenses decreased $2.0 million, or 15 percent, compared with the second quarter of 2009 due to continued efficiency gains. Depreciation and amortization expense decreased $4.1 million for the second quarter of 2010 compared with the second quarter of 2009 due to the extension of the useful lives of various assets which resulted from a study completed in late 2009. Interest expense decreased to $20.0 million for the second quarter of 2010 from $21.7 million for the second quarter of 2009 due to reductions in debt outstanding beyond the amount associated with asset sales.

The net loss per limited partner common unit for the second quarter of 2010 was $0.08 compared with a net loss of $0.19 per common unit for the second quarter of 2009.  The 2010 loss per limited partner common unit was impacted by the allocation of $3.1 million of net income to the Partnership’s preferred units issued in January 2010 related to distributions paid on these units. The preferred units are entitled to a preferential quarterly distribution that will be the greater of $0.2125 per unit or the amount of the quarterly distribution paid to common unitholders. Such quarterly distribution may be paid in cash, in additional preferred units issued in kind or any combination thereof, provided that the distribution may not be paid in additional preferred units if the Partnership pays a cash distribution on common units. The Partnership has determined that payment of the preferred distribution in cash for the second-quarter 2010 is consistent with its financial guidelines, which call for no cash distributions to be paid unless the ratio of total debt to adjusted EBITDA is less than 4.5 to 1.0, pro forma for any distribution. Therefore, the Partnership has elected to pay the distribution on the preferred units of approximately $3.1 million in cash. The payment date for the distribution will be August 13, 2010.

Second-Quarter 2010 — Crosstex Energy, Inc. Financial Results

The Corporation reported a net loss of $2.2 million for the second quarter of 2010 compared with a net loss of $3.1 million for the comparable period in 2009.  The Corporation’s loss from continuing operations before income taxes (which includes interest of non-controlling partners in the net loss of the Partnership) was $3.2 million for the second quarter of 2010, compared with a loss of $15.2 million for the second quarter of 2009.

In accordance with U.S. accounting standards, the Partnership and Corporation classified certain assets, liabilities and results of their operations as discontinued operations for the 2009 accounting periods presented. Included in this release are tables of selected financial data where amounts have been reclassified as discontinued operations for the 2009 periods presented.

Crosstex Updates 2010 Distribution and Dividend Guidance

The Partnership and the Corporation are providing updated 2010 distribution and dividend guidance to reflect continued positive results since the original guidance was issued in March 2010. The Partnership’s financial guidelines, which govern its considerations as to the timing and amount of any future distribution payments, include achieving a ratio of total debt to adjusted EBITDA of less than 4.5 to 1 (pro forma for the payment of any distribution), sufficient coverage of any distribution from cash flow so the Partnership can continue to move toward its leverage goal of less than 4.0 to 1, and a positive outlook for its business. Assuming the previously announced range of adjusted EBITDA and distributable cash flow guidance, the Partnership now expects it will generate sufficient distributable cash flow to distribute $0.25 per unit for the third quarter of 2010, payable in November 2010, with strong coverage from cash flows. Assuming the receipt of distributions from the Partnership at this level, the Corporation expects it could pay a dividend of $0.07 per share for the third quarter of 2010. The payment and amount of any distributions and dividends will be subject to approval by the Boards of Directors of the Partnership and the Corporation and to economic conditions and other factors existing at the time of determination.

Crosstex to Hold Earnings Conference Call Today

The Partnership and the Corporation will hold their quarterly conference call to discuss second-quarter 2010 results today, August 6, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The dial-in number for the call is 1-888-713-4216. Callers outside the United States should dial 1-617-213-4868. The passcode for all callers is 67285920. Investors are advised to dial in to the call and register at least 10 minutes prior to the call time. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PFV8FUM8X. Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference call by bypassing the operator upon connection. Interested parties also can access a live Web cast of the call on the Investors page of Crosstex’s Web site at www.crosstexenergy.com.

After the conference call, a replay can be accessed until November 5, 2010, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay. The passcode for all callers listening to the replay is 61213022. Interested parties also can visit the Investors page of Crosstex’s Web site to listen to a replay of the call.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that the Partnership refers to as adjusted EBITDA and distributable cash flow. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairments, loss on extinguishment of debt, stock-based compensation, noncash derivative items, gain on the sale of assets and other miscellaneous noncash items. Distributable cash flow is defined as earnings before certain noncash charges and the gain on the sale of assets less maintenance capital expenditures. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.

Adjusted EBITDA and distributable cash flow are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, they should not be seen as measures of liquidity or a substitute for metrics prepared in accordance with GAAP. A reconciliation of these measures to net loss is included among the following tables.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s and the Corporation’s guidance and future outlook, distribution and dividend guidelines and future estimates, financing plans, financial condition, liquidity and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the Partnership’s profitability is dependent upon prices and market demand for natural gas and NGLs; (2) the Partnership’s substantial indebtedness could limit its flexibility and adversely affect its financial health; (3) the Partnership may not be able to obtain funding due to the deterioration of the credit and capital markets and current economic conditions; (4) the Partnership and the Corporation do not have diversified assets; (5) drilling levels may decrease due to deterioration in the credit and commodity markets; (6) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (7) the Partnership’s use of derivative financial instruments does not eliminate its exposure to fluctuations in commodity prices and interest rates; (8) the Partnership may not be successful in balancing its purchases and sales; (9) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets; (10) the level of the Partnership’s processing operations may decline for similar reasons; (11) operational, regulatory and other asset-related risks, including weather conditions such as hurricanes, exist because a significant portion of the Partnership’s assets are located in southern Louisiana; and (12) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

(Tables follow)

CROSSTEX ENERGY, L.P.

Selected Financial Data

(All amounts in thousands except per unit numbers)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues
Midstream	$399,529	$347,820	$831,981	$700,257
Gas and NGL marketing activities	3,437	1,435	5,777	2,156
Total revenues	402,966	349,255	837,758	702,413

Purchased gas	318,956	270,174	672,553	554,386

Gross margin	84,010	79,081	165,205	148,027

Operating costs and expenses:
Operating expenses	25,424	27,827	51,889	55,706
General and administrative	11,704	13,712	24,393	27,565
(Gain) loss on sale of property	564	284	(13,779)	(544)
(Gain) loss on derivatives	1,594	(715)	5,290	(5,051)
Impairments	313	—	1,311	—
Depreciation and amortization	26,820	30,911	53,912	59,670
Total operating costs and expenses	66,419	72,019	123,016	137,346

Operating income	17,591	7,062	42,189	10,681

Interest expense, net of interest income	(19,998)	(21,723)	(46,853)	(39,257)
Loss on extinguishment of debt	—	—	(14,713)	(4,669)
Other income	23	217	205	166
Total other income (expense)	(19,975)	(21,506)	(61,361)	(43,760)
Loss from continuing operations before non-controlling interest and income taxes	(2,384)	(14,444)	(19,172)	(33,079)
Income tax provision	(74)	(455)	(649)	(876)
Loss from continuing operations, net of tax	(2,458)	(14,899)	(19,821)	(33,955)
Income from discontinued operations, net of tax	—	4,590	—	8,340
Gain on sale of discontinued operations, net of tax	—	—
Net loss	(2,458)	(10,309)	(19,821)	(25,615)
Less: Net income (loss) from continuing operations attributable to the non-controlling interest	10	9	(25)	41
Net loss attributable to Crosstex Energy, L.P.	$(2,468)	$(10,318)	$(19,796)	$(25,656)

Preferred interest in net income attributable to Crosstex Energy, L.P.	$3,125	$—	$6,250	$—

Beneficial conversion feature attributable to preferred units	$—	$—	$22,279	$—

General partner interest in net loss	$(1,279)	$(951)	$(2,775)	$(1,891)

Limited partners’ interest in net loss attributable to Crosstex Energy, L.P.	$(4,314)	$(9,367)	$(45,550)	$(23,765)

Net loss attributable to Crosstex Energy, L.P. per limited partners’ unit:

Basic and diluted common unit	$(0.08)	$(0.19)	$(0.89)	$(1.22)

Basic and diluted senior subordinated series D unit	$—	$—	$—	$8.85

Weighted average basic and diluted limited partners’ common units outstanding	49,781	49,039	49,734	47,189

Series A convertible preferred units outstanding	14,706	—	14,706	—

CROSSTEX ENERGY, L.P.

Reconciliation of Net Loss to Adjusted EBITDA and Distributable Cash Flow

(All amounts in thousands except those included in footnotes)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net loss attributable to Crosstex Energy, L.P.	$(2,468)	$(10,318)	$(19,796)	$(25,656)
Depreciation, amortization and impairments (1)	27,060	30,837	55,077	59,524
Stock-based compensation	2,714	2,317	5,245	3,922
Interest expense, net	19,998	21,723	46,853	39,257
Loss on extinguishment of debt	—	—	14,713	4,669
(Gain) loss on sale of property	564	284	(13,779)	(544)
Discontinued operations	—	(4,590)	—	(8,340)
Noncash derivatives, taxes and other	(2,705)	151	632	1,875
Adjusted EBITDA from continuing operations	45,163	40,404	88,945	74,707

Interest expense (2)	(19,998)	(24,758)	(43,203)	(42,674)
Cash taxes and other cash expenses	(199)	(580)	(899)	(1,293)
Maintenance capital expenditures	(2,149)	(1,893)	(4,321)	(3,362)
Distributable cash flow from continuing operations	$22,817	$13,173	$40,522	$27,378

(1)

Excludes minority interest share of depreciation and amortization of $73 thousand and $146 thousand for the three months and six months ended June 30, 2010, respectively, and $74 thousand and $145 thousand for the three months and six months ended June 30, 2009, respectively.

(2)

Excludes $678 thousand of debt issuance cost amortization and $894 thousand of senior secured note make-whole and call premium paid-in-kind interest resulting from repayment of such notes from the proceeds of the preferred unit sale and an asset sale, for the six months ended June 30, 2010.

CROSSTEX ENERGY, L.P.

Operating Data

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Pipeline Throughput (MMBtu/d)
LIG	887,000	925,000	901,000	910,000
NTX - Gathering	731,000	827,000	738,000	812,000
NTX - Transmission	344,000	323,000	340,000	313,000
Corporate	—	32,000	—	35,000
Total Gathering and Transmission Volume	1,962,000	2,107,000	1,979,000	2,070,000

Natural Gas Processed (MMBtu/d)
PNGL	854,000	686,000	891,000	661,000
LIG	286,000	268,000	285,000	259,000
NTX	207,000	235,000	203,000	228,000
Total Gas Volumes Processed	1,347,000	1,189,000	1,379,000	1,148,000

Realized weighted average
Natural Gas Liquids price ($/gallon)	0.98	0.71	1.03	0.69
Actual weighted average
Natural Gas Liquids to Gas ratio	261%	223%	247%	217%

Commercial Services Volume (MMBtu/d)	49,000	57,000	50,000	83,000

North Texas Gathering (1)
Wells connected	21	17	58	61

(1)	North Texas Gathering wells connected are as of the last day of the period and include Centralized Delivery Point (“CDP”) connections where Crosstex connects multiple wells at a single meter station.

CROSSTEX ENERGY, INC.

Selected Financial Data

(All amounts in thousands except per share numbers)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues
Midstream	$399,529	$347,820	$831,981	$700,257
Gas and NGL marketing activities	3,437	1,435	5,777	2,156
Total revenues	402,966	349,255	837,758	702,413

Purchased gas	318,956	270,174	672,553	554,386

Gross margin	84,010	79,081	165,205	148,027

Operating costs and expenses:
Operating expenses	25,424	27,827	51,889	55,706
General and administrative	12,455	14,465	25,936	28,965
(Gain) loss on sale of property	564	284	(13,779)	(544)
(Gain) loss on derivatives	1,594	(715)	5,290	(5,051)
Impairments	313	—	1,311	—
Depreciation and amortization	26,840	30,929	53,950	59,706
Total operating costs and expenses	67,190	72,790	124,597	138,782

Operating income	16,820	6,291	40,608	9,245

Interest expense, net of interest income	(19,995)	(21,723)	(46,850)	(39,257)
Loss on extinguishment of debt	—	—	(14,713)	(4,669)
Other income	23	231	205	209
Total other income (expense)	(19,972)	(21,492)	(61,358)	(43,717)

Loss from continuing operations before income taxes	(3,152)	(15,201)	(20,750)	(34,472)
Income tax (provision) benefit from continuing operations	1,204	1,986	3,789	(55)
Loss from continuing operations, net of tax	(1,948)	(13,215)	(16,961)	(34,527)
Income from discontinued operations, net of tax	—	3,906	—	7,171
Net loss	(1,948)	(9,309)	(16,961)	(27,356)
Less: Interest of non-controlling partners in the Partnership’s net income (loss):
Interest of non-controlling partners in the Partnership’s continuing operations	233	(8,973)	(9,378)	(20,621)
Interest of non-controlling partners in the Partnership’s discontinued operations	—	2,750	—	5,193
Total interest of non-controlling partners in the Partnership	233	(6,223)	(9,378)	(15,428)
Net loss attributable to Crosstex Energy, Inc.	$(2,181)	$(3,086)	$(7,583)	$(11,928)
Net loss per common share:
Basic and diluted	$(0.05)	$(0.07)	$(0.16)	$(0.25)
Weighted average shares outstanding:
Basic and diluted	46,598	46,458	46,571	46,449